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                                                                   EXHIBIT 99.6


                             FIRST AMENDMENT TO THE
                           LIFEPOINT HOSPITALS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


         THIS AMENDMENT is made to the LifePoint Hospitals, Inc. Employee Stock Purchase Plan (the "Plan") by LifePoint Hospitals, Inc. (the "Company") on this 21st day of May, 2003.

                                   RECITALS:

         WHEREAS, the Company established the Plan, effective January 1, 2002, as an employee stock purchase plan, within the meaning of section 423 of the Internal Revenue Code;

         WHEREAS, the Company desires to amend the Plan to increase the number of shares of Company stock that are available for purchase thereunder by 200,000 shares; and

         WHEREAS, the stockholders of the Company have approved this amendment to the Plan in the manner required by section 423 of the Internal Revenue Code;

         NOW, THEREFORE, the Plan is hereby amended by restating Section 4.2 of the Plan as follows, effective on May 21, 2003, the date of the annual meeting of stockholders in which this amendment is approved:

                  4.2 Maximum Number of Shares. The maximum aggregate number of shares of Stock that may be issued pursuant to the exercise of Options is 300,000, subject to increases and adjustments as provided in Article 6.

         IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment on the date first written above.


                                    LIFEPOINT HOSPITALS, INC.


                                    By:
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                                    Its:
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